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                                                                   EXHIBIT 4.3

                           AMENDMENT TO RIGHTS AGREEMENT

     This Amendment, dated as of May 5, 1999 (this "Amendment"), to that certain Rights Agreement dated as of March 28, 1997, as amended by the First Amendment, dated as of November 19, 1998 (as amended, the "Rights Agreement"), is made by and between Dames & Moore Group, a Delaware corporation (the "Company"), and ChaseMellon Shareholder Services LLC, a New Jersey limited liability company, as Rights Agent (the "Rights Agent").

     WHEREAS, the Board of Directors of the Company has approved and adopted this Amendment;

     WHEREAS, the Company has authorized certain of its officers and directors to execute this Amendment on its behalf;

     NOW THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

     1.   The Rights Agreement is hereby amended by

          (a) deleting Subsection 1.1 thereof in its entirety and replacing such section with the following:

          "Acquiring Person" shall mean any Person (as such term is hereinafter defined) who or which, together with all Affiliates and Associates (as such terms are hereinafter defined) of such Person, shall be the Beneficial Owner (as such term is hereinafter defined) of 15% or more of the Common Shares of the Company then outstanding, but shall not include the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company, any entity holding shares of capital stock of the Company for or pursuant to the terms of any such plan, in its capacity as an agent or trustee for any such plan or URS Corporation, a Delaware corporation and its Affiliates and Associates ("URS") and Demeter Acquisition Corporation, a Delaware corporation and its Affiliates and Associates ("Demeter"); PROVIDED, HOWEVER, that each of URS and Demeter shall be excepted from the definition of Acquiring Person only to the extent each is a Beneficial Owner of Common Shares of the Company as a result of the approval, execution and delivery of, or consummation of the transactions contemplated by, that certain Agreement and Plan of Merger among the Company, URS and Demeter dated as of May 5, 1999. Notwithstanding the foregoing, no Person shall become an "Acquiring Person" as the result of an acquisition of Common Shares by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 15% or more of the Common Shares of the Company then outstanding; PROVIDED, HOWEVER, that if a Person shall become the Beneficial Owner of 15% or more of the


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          Common Shares of the Company then outstanding by reason of share purchases by the Company and shall, after such share purchases by the Company, become the Beneficial Owner of any additional Common Shares of the Company, then such Person shall be deemed to be an "Acquiring Person". Notwithstanding the foregoing, if the Board of Directors of the Company determines in good faith that a Person who would otherwise be an "Acquiring Person", as defined pursuant to the foregoing provisions of this Section 1.1, has become such inadvertently, and such Person divests as promptly as practicable a sufficient number of Common Shares so that such Person would no longer be an "Acquiring Person," as defined pursuant to the foregoing provisions of this Section 1.1, then such Person shall not be deemed to be an "Acquiring Person" at any time for any purposes of this Agreement."

          (b)  adding the following sentence to the end of Section 20.3:

          In no case will the Rights Agent be liable for special, indirect, punitive, incidental or consequential loss or damages of any kind whatsoever (including without limitation lost profits), even if the Rights Agent has been advised of the possibility of such damages.

          (c)  adding Section 35 as follows:

          Section 35. NO OCCURRENCE OF DISTRIBUTION DATE. Notwithstanding anything to the contrary herein, no Distribution Date will occur upon
          (i) the execution or delivery of that certain Agreement and Plan of Merger among the Company, URS, and Demeter dated as of May 5, 1999, or
          (ii) the consummation of the transactions contemplated thereby."

     2. Except as expressly amended by this Amendment, the terms and provisions of the Rights Agreement shall remain in effect as they were in effect immediately prior to the date hereof.

     3.   All amendments made herein shall be effective as of the date hereof.

     IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by the undersigned duly authorized officer of the Company.

                                        DAMES & MOORE GROUP


                                        By:    /s/ MARK SNELL
                                               ----------------------------
                                        Name:  Mark Snell
                                        Title: Executive Vice President and
                                               Chief Financial Officer


                                        CHASEMELLON SHAREHOLDER
                                        SERVICES LLC


                                        By:    /s/ JEFF SEADSCHLAG
                                               ----------------------------

                                        Name:  JEFF SEADSCHLAG
                                               ----------------------------

                                        Title: VICE PRESIDENT
                                               ----------------------------